Exhibit 99.1
Fastly Appoints Todd Nightingale as CEO
SAN FRANCISCO, CA – August 3, 2022 – Fastly, Inc. (NYSE: FSLY), the world’s fastest global edge cloud platform, today announced that the Board of Directors has appointed Todd Nightingale as the company’s next Chief Executive Officer, effective September 1, 2022. Nightingale will also join the Fastly Board of Directors upon assuming the role. He will succeed Joshua Bixby, who, as previously announced, will step down as CEO and from Fastly’s Board of Directors. Bixby will remain with Fastly as an advisor.
Nightingale’s appointment culminates a broad search process to identify the company’s next leader. He joins Fastly from Cisco, where he currently leads business strategy and development efforts for Cisco's multi-billion dollar networking portfolio as Executive Vice President and General Manager of Enterprise Networking and Cloud.
“Todd is a proven and passionate technology leader and we are thrilled to have him join our team,” said David Hornik, Lead Independent Director on the Fastly Board of Directors. “We are confident that Todd’s deep background helping customers transform their infrastructures and digitize their businesses will be instrumental to strengthening Fastly’s technology and go-to-market strategy and lead the company into its next stage of growth.”
"Fastly is extraordinary at the things that make us unique, including our incredibly powerful programmable edge cloud, innovative performance-focused product and engineering, and our unmatched support of customers as they build the next generation of globally performant, secure and reliable applications," said Artur Bergman, Fastly’s Founder, Chief Architect and Executive Chairperson. "I'm confident in Todd's ability to lead the company with the rigor and energy needed to elevate Fastly to its next level of extraordinary technology and product growth, including a strong go-to-market motion and operational strengths."
“Fastly is delivering unparalleled application experiences for users around the world with exceptional flexibility, security and performance,” said Nightingale. “I'm honored and grateful for the opportunity to be a part of the Fastly team.”

During his time at Cisco, Todd Nightingale led the Enterprise Networking and Cloud business as Executive Vice President and General Manager. He managed business strategy and development efforts for Cisco's multi-billion-dollar networking portfolio. Nightingale is known for his passionate technology leadership and his vision of powerful, simple solutions for businesses, schools, and governments. Previously, Nightingale was the Senior Vice President and General Manager of Cisco's Meraki business. His focus on delivering a simple, secure, digital workplace led to the expansion and growth of the Meraki portfolio, making it the largest cloud-managed networking platform in the world. Nightingale joined Cisco with the Meraki acquisition in 2012. He previously held engineering and senior management positions at AirDefense, where he was responsible for product development and guided the company through a successful acquisition by Motorola.

About Fastly
Fastly’s powerful and programmable edge cloud platform helps the world’s top brands deliver the fastest online experiences possible, while improving site performance, enhancing security, and empowering innovation at global scale. With world-class support that consistently achieves 95%+ customer satisfaction ratings*, Fastly's beloved suite of edge compute, delivery, and security offerings has been recognized as a leader by industry analysts such as IDC, Forrester and Gartner. Compared to legacy providers, Fastly’s powerful and modern network architecture is the fastest on the planet, empowering developers to deliver secure websites and apps at global scale with rapid time-to-market and industry-leading cost savings. Thousands of the world’s most prominent organizations trust Fastly to help them upgrade the internet experience, including Reddit, Pinterest, Stripe, Neiman Marcus, The New York Times, Epic Games, and GitHub. Learn more about Fastly at https://www.fastly.com/, and follow us @fastly.
*As of June 1, 2022

This press release contains “forward-looking” statements that are based on Fastly’s beliefs and assumptions and on information currently available to Fastly on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties, and other factors that may cause its actual results, performance, or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements include, but are not limited to, those regarding Mr. Nightingale’s anticipated appointment as Chief Executive Officer and a member of Fastly’s Board of Directors, Fastly’s ability to strengthen its technology and go-to-market strategy, enter its next stage of growth, and deliver a robust portfolio for customers to continue developing the next generation of globally performant, secure and reliable applications. Except as required by law, Fastly assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Important factors that could cause Fastly’s actual results to differ materially are detailed from time to time in the reports Fastly files with the Securities and Exchange Commission (SEC), in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Additional information will also be set forth in Fastly’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2022. Copies of reports filed with the SEC are posted on Fastly’s website and are available from Fastly without charge.

Source: Fastly, Inc.
Investor Contact:
Vernon Essi, Jr.
ir@fastly.com
Media Contact:
press@fastly.com